Exhibit (h)(10)

OMNIBUS FEE AGREEMENT

THIS AGREEMENT is made as of this 28th day of October, 1997, by and among PROFUNDS (the “Company”), a Delaware business trust, BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES (“BISYS LP”), an Ohio limited partnership, and BISYS FUND SERVICES, INC. (“BISYS”), a Delaware corporation.

WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) consisting of several series of shares of beneficial interest (“Shares”);

WHEREAS, the Company and BISYS LP have entered into an Administration Agreement, dated October 28, 1997, concerning the provision of management and administrative services for the investment portfolios of the Company (individually referred to herein as a “Fund” and collectively as the “Funds”);

WHEREAS, the Company and BISYS have entered into a Fund Accounting Agreement and a Transfer Agency Agreement, each of which is dated October 28, 1997, concerning the provision of fund accounting and transfer agency services, respectively, for the Funds; and

WHEREAS, the parties desire to set forth the compensation payable by the Company under the foregoing agreements in a separate written document.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. The Administration Agreement, Fund Accounting Agreement, and Transfer Agency Agreement referred to herein shall be referred to collectively as the “Service Agreements.”

2. The Company shall pay to BISYS LP all of the compensation set forth herein on the dates set forth herein.

3. The amount of the compensation due and payable to BISYS LP shall be the greater of: (i) the aggregate fee amount due and payable for Administration, Fund Accounting and Transfer Agency services pursuant to the contractual fee schedule set forth in Schedule A hereto during the term of the Service Agreements or (ii) the minimum relationship fee pursuant to the minimum relationship fee schedule set forth in Schedule B hereto.

4. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

PROFUNDS

By:	/s/ Michael Sapir
Michael Sapir, Chairman

BISYS FUND SERVICES LIMITED PARTNERSHIP

By:	/s/ George O. Martinez
George O. Martinez, Senior Vice President

BISYS FUND SERVICES, INC.

By:	/s/ George O. Martinez
George O. Martinez, Senior Vice President